Exhibit 99.1

Oncothyreon Announces Appointment of Steven P. James to

Board of Directors

SEATTLE, WASHINGTON, March 3, 2015 (GLOBE NEWSWIRE) - Oncothyreon Inc. (NASDAQ: ONTY) today announced the appointment of Steven P. James to its board of directors.

“We are pleased to welcome Steve, with his extensive experience in the leadership of development stage biotechnology companies and business development, to our board of directors,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon.

Mr. James served as President and Chief Executive Officer of Labrys Biologics, Inc., from December 2012 until its acquisition by Teva Pharmaceuticals in July 2014. He was President and Chief Executive Officer of KAI Pharmaceuticals, Inc., from October 2004 until its acquisition by Amgen in July 2012. He was Senior Vice President, Commercial Operations, at Exelixis, Inc., from 2003 until 2004. Previously he held senior business roles at Sunesis Pharmaceuticals, Inc., and Isis Pharmaceuticals, Inc. He began his career in new product planning at Eli Lilly and Company. Mr. James is also a member of the board of directors of Ocera Therapeutics, Inc., and Chrono Therapeutics. Mr. James earned a Bachelor of Arts degree in biology from Brown University and a Masters in Management degree from the Kellogg Graduate School of Management at Northwestern University.

“I am delighted to join Oncothyreon’s board of directors at a time of significant potential growth for the company,” said Mr. James. “The initial data for ONT-380 in HER2-positive breast cancer are encouraging and supportive of its further development. In addition, the protocell technology has the potential to create both exciting new product candidates for Oncothyreon and meaningful business development opportunities.”

About Oncothyreon

Oncothyreon is a clinical-stage biopharmaceutical company specializing in the development of innovative therapeutic products for the treatment of cancer. Our goal is to discover, develop and commercialize novel compounds that have the potential to improve the lives and outcomes of cancer patients. Our current clinical-stage product candidates include ONT-380, an orally active and selective small molecule HER2 inhibitor, and ONT-10, a therapeutic vaccine targeting MUC1. We are developing preclinical product candidates in oncology, and potentially certain rare diseases, using our protocell technology. For more information, visit www.oncothyreon.com.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

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